EXHIBIT 4.1

AMENDMENT TO RESTATED AND AMENDED CERTIFICATE
AND AGREEMENT OF LIMITED PARTNERSHIP OF
WELLS REAL ESTATE FUND I

         THIS AMENDMENT TO RESTATED AND AMENDED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF WELLS REAL ESTATE FUND I (the “Amendment”) is made and entered into as of the 1st day of August, 2002, by and between WELLS CAPITAL, INC. , a Georgia corporation, and LEO F. WELLS, III, as General Partners (collectively, the “General Partners”), for the purpose of amending the Restated and Amended Certificate and Agreement of Limited Partnership, as amended (the “Certificate”), of Wells Real Estate Fund I, a Georgia limited partnership, which Certificate was filed for record in the office of the Clerk of the Superior Court of Gwinnett County, Georgia.

WITNESSETH:

         WHEREAS, the parties formed Wells Real Estate Fund I (the “Partnership”) pursuant to the provisions of the Uniform Limited Partnership Act of Georgia by entering into that certain Certificate and Agreement of Limited Partnership dated April 26, 1984, as amended and restated by that certain Restated and Amended Certificate and Agreement of Limited Partnership dated July 30, 1984, (as amended to date, the “Partnership Agreement”); and

         WHEREAS, the General Partners have the authority under Section 19.1(b)(iii) of the Partnership Agreement to amend the Partnership Agreement to reflect any amendment thereof that has received the consent of a Majority Vote of the Partnership’s Limited Partners; and

         WHEREAS, the General Partners desire to amend the Partnership Agreement to reflect this Amendment, which has received the required consent of in excess of a Majority Vote of the Partnership’s Limited Partners as of July 31, 2002.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, after being duly sworn, do hereby swear to, agree and certify, and the Certificate and the Partnership Agreement are hereby amended, as follows:

         1. Amendment to Section 11.3(g). Section 11.3(g) of the Partnership Agreement is hereby amended by deleting the existing paragraph (g) of Section 11.3 in its entirety and by replacing and substituting in lieu thereof the following:

“(g) The Partnership shall not invest Cash Flow or Net Sale Proceeds or Net Financing Proceeds in new properties or projects; provided, however, that Net Sale Proceeds or Net Financing Proceeds may be applied and utilized (i) to purchase the underlying land in connection with any Partnership Property, (ii) to purchase from any co-venturer or joint venture partner an interest in a property which the Partnership owns jointly with such Person, or (iii) to purchase additional or all interests, including additional condominium interests, in that certain office building located on Howell Mill Road in northwest Atlanta, Fulton County, Georgia, known as Paces Pavilion, and the remainder of the associated land upon

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which Paces Pavilion is located, which property is currently subject to a condominium form of ownership with property owned by the Partnership. Notwithstanding the above, any such reinvestment of Net Sale Proceeds or Net Financing Proceeds will not occur unless sufficient cash is distributed to Limited Partners to pay any federal or state income tax (assuming the Limited Partners are in a 40% marginal tax bracket for federal income tax purposes) created by the sale, financing or refinancing of property.”

         2. Partnership Agreement. Except as otherwise provided in this Amendment, the Partnership Agreement, as amended to date, shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed, sealed and sworn to this Amendment to Restated and Amended Certificate and Agreement of Limited Partnership of Wells Real Estate Fund I effective as of this 1st day of August, 2002.

GENERAL PARTNERS:

Signed, sealed and delivered as of the 6th day of August, 2002 in the presence of:	WELLS CAPITAL , INC. A Georgia Corporation
/s/ GAIL B. MOULTON	By:	/s/ LEO F. WELLS, III

Witness		Leo F. Wells, III, President

/s/ MARTHA JEAN CORY	/s/ LEO F. WELLS,III

Notary Public (Affix Date of Expiration of Commission and Notarial Seal)	LEO F. WELLS, III

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